IN THE UNITED STATES BANKRUPTCY COURT

                  FOR THE DISTRICT OF DELAWARE


In re:                             )    Chapter 11
                                   )
WHEREHOUSE ENTERTAINMENT, INC.,    )    Case No. 95-911(HSB)
and WEI HOLDINGS, INC.,            )
                                   )    Jointly Administered
                    Debtors.       )


         FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
          CONFIRMING DEBTORS' FIRST AMENDED CHAPTER 11
          PLAN UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
          ---------------------------------------------

          Wherehouse Entertainment, Inc. ("Wherehouse") and WEI Holdings, Inc. ("Holdings" and together with Wherehouse, the "Debtors") having filed their First Amended Chapter 11 Plan, as revised for technical corrections on October 4, 1996 and supplemental amendments on December 2, 1996 and December 13, 1996 (as amended, the "Plan" attached hereto as Exhibit A, together with the amendments attached hereto as Exhibits B and C)(1); and

_______
(1) All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Plan.

the Debtors having filed their Disclosure Statement with respect to the Plan on October 4, 1996; and a hearing (the "Disclosure Statement Hearing") to consider the adequacy of the Disclosure Statement having been scheduled for and taken place on
November 4, 1996; and the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") having approved the Disclosure Statement as amended prior to the Disclosure Statement Hearing and modified at the Disclosure Statement Hearing (the "Disclosure Statement"), by order dated November 4, 1996 ("Disclosure Statement Order"); and the Disclosure Statement Order having, inter alia, (1) established procedures for the solicitation and the tabulation of votes with respect to the Plan, (2) approved the form of ballot for the acceptance or rejection of the Plan; (3) fixed December 3, 1996 at 4:00 p.m., Eastern Standard Time, as the date and time for filing objections to the Plan; (4) fixed December 9, 1996 at 5:00 p.m. Pacific Standard Time as the date and time by which all ballots accepting or rejecting the Plan must be received in order to be counted; and (5) fixed December 13, 1996 at 10:00 a.m., Eastern Standard Time, as the date and the time for commencement of the hearing pursuant to Section 1129 of the Bankruptcy Code to consider confirmation of the Plan ("Confirmation Hearing"); and the Plan, the Disclosure Statement, the Disclosure Statement Order and various related materials having been transmitted to holders of Claims and Interests and other parties in interest in these Chapter 11 cases as provided for in the Disclosure Statement Order, along with a ballot to the holders of Claims and Interests entitled to vote on the Plan; and the solicitation of acceptances from holders of Claims and Interests entitled to vote on the Plan having been made within the time and in the manner required by the Disclosure Statement Order; and the Debtors having filed with the Court and served upon all required persons their Schedule of Certain Real Property Leases and Executory Contracts to be Assumed dated December 3, 1996 (the "Schedule of Assumed Contracts") as contemplated by Article 7.02 of the Plan; and the ballots having been received and tabulated by Poorman-Douglas Corporation, designated balloting agent for the Debtors; and affidavits of service reflecting that service has occurred in accordance with the procedures established by the Disclosure Statement Order having been filed with the Court; and objections (the "Objections") to the confirmation of the Plan having been filed by: (i) the Official Committee of Unsecured Creditors, which objection was withdrawn at the Confirmation Hearing subject to the Second Amendment described below, (ii) United States Trust Company of New York, as indenture trustee for holders of Senior Subordinated Notes ("U.S. Trust"), which objection was withdrawn at the Confirmation Hearing subject to the Second Amendment described below, (iii) the State of Nevada, Department of Taxation, which objection was subsequently withdrawn pursuant to the Stipulation re: Settlement of Claim filed on December 11, 1996, (iv) the Iowa Department of Revenue and Finance, which objection was subsequently withdrawn prior to the Confirmation Hearing by agreement, (v) the Internal Revenue Service, which objection was withdrawn prior to the Confirmation Hearing by agreement, (vi) Rouse Company Affiliates, the Equitable Life Assurance Society of the United States, Macerich Property Management Company, Urban Retail Properties Company, Plaza Properties, Hahn Company, Irvine Company and Haagan (the "Rouse Objection"), (vii) The George Sorich Company, which objection was withdrawn prior to the Confirmation Hearing, (viii) George Killian, D/B/A Killian Pacific, which objection was withdrawn prior to the Confirmation Hearing, (ix) Equitable Life Assurance Society of America, Yarmouth Capital Partners and U.S. Prime Properties, Inc., which objection was withdrawn prior to the Confirmation Hearing, (x) Burnham Pacific Properties, which objection was withdrawn prior to the Confirmation Hearing,
(xi) Encino Valley Shopping Center Ltd., which objection was withdrawn prior to the Confirmation Hearing, (xii) Allen Family Trust, which objection was withdrawn prior to the Confirmation Hearing and (xiii) Mellon USL Leasing, which objection was withdrawn prior to the Confirmation Hearing; and the Confirmation Hearing having been held on December 13, 1996; and the Court having considered all of the Objections to the confirmation of the Plan, the entire record of these Chapter 11 cases, the record taken before the Court at the Confirmation Hearing, all of the evidence adduced at the Confirmation Hearing (including testimony and exhibits admitted into evidence), the Debtors' and the Senior Lenders' Memoranda in Support of Confirmation of the Plan, the submissions, including offers of proof, at the Confirmation Hearing, the arguments and representations of counsel and all pleadings and proceedings herein, the Court makes the following Findings Fact and Conclusions of Law setting forth the reasons for the Court's issuance of this Order confirming the Plan, overruling the outstanding Objection, and granting the other relief provided for herein:

          THE COURT HEREBY MAKES THE FOLLOWING FINDINGS:(2)


(2) This Order constitutes the Bankruptcy Court's findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"). Each of the above findings constitutes a finding of fact if it constitutes a finding of fact and a conclusion of law if it constitutes a conclusion of law.


     1.   This is a core proceeding within the meaning of 28
U.S.C. Section  157.

     2. The Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on August 2, 1995 (the
"Petition Date"). An order for joint administration pursuant to Bankruptcy Rule 1015(b) has been entered in the Chapter 11 cases.

     3. Since the Petition Date, the Debtors have been operating their businesses and managing their affairs as debtors and debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in either of the Chapter 11 cases.

     4. On August 14, 1995, the United States Trustee for the District of Delaware appointed the Official Committee of Unsecured Creditors of the Debtors (the "Official Committee") which currently consists of: (i) PolyGram Group Distribution, Inc., (ii) United States Trust Company of New York, (iii) Romulus Holdings, Inc., (iv) Warner/Elektra/Atlantic Corporation,
(v) Northeast Investors Trust, (vi) BMG Distribution and
(vii) Dabney/Resnick Asset Management Inc.

     5. On November 4, 1996, the Court approved the Disclosure Statement, including certain matters referred to on the record at the Disclosure Statement Hearing, which matters were then reflected in the Disclosure Statement as subsequently filed with the Court and distributed in accordance with the Disclosure Statement Order. The procedures by which the ballots for acceptance or rejection of the Plan were distributed and tabulated were properly conducted and in accordance with the Disclosure Statement Order.

     6. Notice of the time for filing objections to confirmation of the Plan and the Confirmation Hearing was given in accordance with Bankruptcy Rule 2002(b)(2); the form and scope of the notice were appropriate under the circumstances; and all parties in interest had an opportunity to appear and be heard at the Confirmation Hearing.

     7. As of the date of the Confirmation Hearing, the Plan was accepted by all Classes entitled to vote to accept or reject the Plan both as to number and amount, with the exception of Class 2 (which did not vote on the Plan) and Class 7, in accordance with section 1126 of the Bankruptcy Code, and a certification to that effect (the "Ballot Certification") has been filed with this Court. The Ballot Certification is hereby approved and found to accurately reflect the result of the balloting as of the date of the Confirmation Hearing.

     8. On December 3, 1996, the Debtors, the Official Committee, the Trade Committee, U.S. Trust and the Bank Agent executed the Stipulation to Amend Plan of Reorganization (the "Plan Stipulation") and the Debtors filed and served on the required parties the Supplemental Amendments to the Debtors' First Amended Chapter 11 Plan dated December 2, 1996 (the "First Amendment," attached hereto as Exhibit B).

     9. The First Amendment complies with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, does not adversely change the treatment of any Claim or Interest other than the Senior Lenders, who consented to the amendment, and the form and scope of notice of the First Amendment were appropriate under the circumstances.

     10. At the Confirmation Hearing, an agreement was reached by certain parties in this case regarding certain modifications to the Plan and certain settlements, which agreement was read into the record at the Confirmation Hearing and is reflected in the Second Amendment to the Plan dated December 13, 1996 (the "Second Amendment to the Plan," attached hereto as Exhibit C) and as further set forth herein.

     11. The Second Amendment complies with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, does not materially adversely change the treatment of any Claim or Interest and the form and scope of notice of the Second Amendment was appropriate under the circumstances.

     12. The Official Committee and U.S. Trust withdrew their objections to the Plan upon the parties reaching agreement regarding the Second Amendment at the Confirmation Hearing.

     13.  To the extent any Holder of a Senior Subordinated Note
Claim submits an affidavit requesting to change its vote rejecting the Plan to a vote accepting the Plan (a "Vote Change
Affidavit"), good cause exists to grant such request and such request otherwise satisfies Bankruptcy Rule 3018.

     14. Article 4 of the Plan designates eight Classes of Claims and one Class of Interests. Article 6 of the Plan specifies that Claims in Class 3 and 4 are not Impaired and that Claims in Classes 1, 2, 5, 6, 7 and 8 and Interests in Class 9 are Impaired.

     15. Article 5 of the Plan specifies the treatment of all Classes of Claims and Interests under the Plan.

     16. The Plan provides the same treatment for each Claim or Interest of a particular Class.

     17. The classification of Claims and Interests under the Plan is consistent with Section 1122 of the Bankruptcy Code, is reasonable and not discriminatory.

     18. Article 9 of the Plan specifies that the Plan shall be implemented by the substantive consolidation of the Estates, transferring the property of the Estates to Reorganized Wherehouse on the Effective Date pursuant to the Asset Purchase Agreement and the liquidation of the Estates. Article 10 of the Plan provides for the distribution of property by Reorganized Wherehouse in accordance with the Plan. The Plan provides adequate means for the execution and implementation of the Plan and otherwise complies with Section 1123(a)(5) of the Bankruptcy Code.

     19. Section 14.03 of the Plan and the Certificate of Incorporation of Reorganized Wherehouse filed as an Exhibit to the Plan include provisions prohibiting the issuance of nonvoting equity securities and otherwise comply with Section 1123(a)(6) of the Bankruptcy Code.

     20. Section 8.02 of the Plan provides for the selection of directors of Reorganized Wherehouse, which directors were designated in a Schedule of Initial Members of the Board of Directors for Reorganized Wherehouse filed by the Senior Lenders on December 6, 1996 and served on parties requesting notice, and the selection of the directors of Reorganized Wherehouse complies with Bankruptcy Code section 1123(a)(7).

     21. The Plan complies with the applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) thereof, and the Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code as required by
Section 1129(a)(2) thereof.

     22. The Plan has been proposed in good faith and not by any means forbidden by law as required by Section 1129(a)(3).

     23. All payments made or promised by the Debtors for professional services or for costs and expenses in or in connection with the Plan and incident to these Chapter 11 cases have been disclosed to the Court and any such payments made by the Debtors before confirmation has been approved by the Court as reasonable or, if such payments are to be fixed after confirmation of the Plan, such payments are subject to the approval of this Court as reasonable.

     24. In accordance with Section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as directors and officers of Reorganized Wherehouse has been disclosed; and the continuance in or appointment of such office of such individuals is consistent with the interests of creditors and equity interest holders in these Chapter 11 cases and with public policy; and the identity of any insider presently known that will be employed or retained by Reorganized Wherehouse and the nature of any compensation to such insider has been disclosed.

     25. There are no governmental regulatory commissions with jurisdiction over the rates of the Debtors, and therefore,
Section 1129(a)(6) of the Bankruptcy Code is inapplicable.

     26. No holder of an Impaired Claim or Interest will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7, and the Plan complies with Section 1129(a)(7) of the Bankruptcy Code.

     27. With respect to Classes 1, 5, and 6 of the Plan, the Plan has been accepted by at least two-thirds in amount and more than one half in number of the holders of Claims in such Classes. Classes 8 and 9 receive no distribution of property under the Plan and are deemed to have rejected the Plan. Classes 3 and 4 are not Impaired and therefore are not entitled to vote on the Plan. As of the Confirmation Date, Class 7 voted to reject the Plan. The sole Holder of a Claim in Class 2 did not vote in the Plan, but that Claim was satisfied in full prior to the Confirmation Hearing as set forth in Finding 35 below.

     28. The treatment of Claims under the Plan of the type specified in Sections 507(a)(1), 507(a)(2), 507(a)(3), 507(a)(4),
507(a)(5), 507(a)(6), 507(a)(7) and 507(a)(8) of the Bankruptcy
Code complies with the provisions of Section 1129(a)(9) of the Bankruptcy Code.

     29. Classes 1, 5 and 6 of the Plan have accepted the Plan, as determined without including any acceptance of the Plan by any insider holding a Claim in such Class, and the Plan complies with
Section 1129(a)(10) of the Bankruptcy Code.

     30. The Plan is feasible and the Debtors have demonstrated that there is a reasonable prospect of their being able to meet their financial obligations under the Plan and their businesses in the ordinary course; confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors, and the Plan otherwise complies with Section 1129(a)(11) of the Bankruptcy Code.

     31. All fees due and owing under Section 1930 of the Judicial Code; 28 U.S.C. Section 1930, have been paid or will be paid on or before the Effective Date, and the Plan otherwise complies with Section 1129(a)(12) of the Bankruptcy Code.

     32. Section 14.05 of the Plan provides for the continuation after the Effective Date of all retiree benefits consistent with
Section 1129(a)(13) of the Bankruptcy Code.

     33. Section 5.01(f) of the Plan provides that the Holders of Allowed Senior Lender Secured Claims shall purchase from Eligible Suppliers that have timely executed the Exchange Option the New Common Stock received by such Eligible Supplier for cash in the amount of 27% of such Eligible Supplier's Allowed General Unsecured Claim (net of Reclamation Claims and returns under
Section 546(g)* of the Bankruptcy Code as provided in the Plan).

     34. The Exchange Option set forth in the Plan is provided by the Senior Lenders, the cash distributed to Eligible Suppliers is property of the Senior Lenders and the Exchange Option does not constitute treatment by the Debtors under the Plan. The Exchange Option does not violate Section 1123(a)(4) of the Bankruptcy Code and the Plan otherwise complies with Section 1123(a)(4) of the Bankruptcy Code.

     35. The Class 2 DC-2 Secured Claim was paid in full by the Debtors prior to the Confirmation Hearing from the proceeds of the sale of the property securing such Claim in accordance with the Order Approving (A) Sale of DC-2 Property, (B) Assumption and Assignment of Unexpired Lease thereof and (C) Postpetition Payment of Debt Secured Thereby dated November 4, 1996.

     36. All other requirements of Section 1129(a) and (b) of the Bankruptcy Code have been satisfied or otherwise are inapplicable to the Debtors and the Plan.

     37. The settlement of the amount of the Senior Lender Secured Claims set forth in the Plan is fair and reasonable, is entered into in good faith and is in the best interests of the Debtors and the Estates, and otherwise satisfies the requirements of Bankruptcy Rule 9019.

     38. The releases by the Debtors and Debtors in Possession contained in Section 12.04 of the Plan are fair and reasonable, are entered into in good faith, are in the best interests of the Debtors and the Estates and otherwise satisfy the requirements of Bankruptcy Rule 9019.

     39.  The releases by the Release Obligors contained in
Section 12.05 of the Plan are fair and reasonable, are entered into in good faith, are in the best interests of the Debtors and the Estates and otherwise satisfy the requirements of Bankruptcy Rule 9019.

     40. The settlement of the Acquisition Related Causes of Action set forth in Section 12.09 of the Plan is fair and reasonable, is entered into in good faith and is in the best interests of the Debtors and the Estates, otherwise satisfies the requirements of Bankruptcy Rule 9019, and constitutes a good faith compromise and settlement of the Acquisition Related Causes of Action pursuant to Bankruptcy Rule 9019 and all applicable state laws, including the States of Delaware, California and New York, given and made after due notice and opportunity for hearing.

     41.  The Deferred Purchase Price Settlement set forth in
Section 12.10 of the Plan is fair and reasonable, is entered into in good faith, is in the best interests of the Debtors and the Estates, otherwise satisfies the requirements of Bankruptcy Rule 9019 and constitutes a good faith compromise and settlement of the Causes of Action settled therein pursuant to Bankruptcy Rule 9019 and all applicable state laws, including the States of Delaware, California and New York, given and made after due notice and opportunity for hearing.

     42. The McMahan Settlement set forth in Section 12.10 of the Plan is fair and reasonable, is entered into in good faith, is in the best interests of the Debtors and the Estates, otherwise satisfies the requirements of Bankruptcy Rule 9019 and constitutes a good faith compromise and settlement of the Actions (as defined in the McMahan Settlement) settled therein pursuant to Bankruptcy Rule 9019 and all applicable state laws, including the States of Delaware, California and New York.

     43. The terms and conditions of the Asset Purchase Agreement were negotiated by the parties at arms length and in good faith, the terms of the Asset Purchase Agreement are fair and reasonable, entering into the Asset Purchase Agreement is in the best interests of the Debtors and the Estates and is necessary for the implementation of the Plan, and the transactions contemplated thereunder shall be deemed to have been entered into in good faith and for good and valuable consideration. The execution of the Asset Purchase Agreement by the Debtors complies with Section 363 of the Bankruptcy Code, and Reorganized Wherehouse is a good faith purchaser within the meaning of, and subject to the protections and benefits of
Section 363(m) of the Bankruptcy Code.

     44. It appears that the Debtors will satisfy each and every condition precedent to the effectiveness of the Plan as set forth in Article 13 of the Plan.

     45. The Debtors have reviewed their executory contracts and unexpired leases, and it is a reasonable exercise of the Debtors' business judgment for them to assume and assign to Reorganized Wherehouse the leases and contracts listed on the Schedule of Assumed Contracts and to reject all such executory contracts and unexpired leases other than those listed on the Schedule of Assumed Contracts, previously assumed or rejected by the Debtors or that are the subject of the Debtors' Motion for Entry of Order Approving Assumption of Unexpired Real Property Leases and Executory Contracts Conditioned on Confirmation and Effectiveness of the Debtors' First Amended Chapter 11 Plan and Rejecting Remaining Unexpired Real Property Leases filed on December 13, 1996 (the "Pending Assumption Motion"). The assumption and rejection of leases and executory contracts pursuant to Article 7 of the Plan is the result of the sound business judgment by the Debtors, and is in the best interests of the Debtors and the Estates. The assumption and rejection of executory contracts and unexpired leases under the Plan complies with Section 365 of the Bankruptcy Code. This Court's finding that the Plan complies with Section 1129(a)(11) of the Bankruptcy Code constitutes a finding that adequate assurance of future performance shall be provided to any party to a contract or assumed by the Debtors and assigned to Reorganized Wherehouse under the Plan or otherwise.

     46. The Debtors served their Motion for Order Authorizing Payment of Deposit Fee Necessary to Obtain Post-Confirmation Financing on November 15, 1996 (as amended, the "Post-Confirmation Financing Motion"), which motion, as amended pursuant to a stipulation dated as of November 25, 1996, was approved by the Court. The terms of the financing between Reorganized Wherehouse and Congress Financial Corporation (Western) ("Congress"), set forth in the Post-Confirmation Financing Motion, provides for a revolving credit facility in the amount of $30 million (the "Working Capital Facility") and such other instruments, documents, certificates, opinions and assurances as Congress may request in connection with the Working Capital Facility (collectively, the "Working Capital Facility Documents"). The negotiation by the parties of the Working Capital Facility and the Working Capital Facility Documents on substantially the terms set forth in the Post-Confirmation Financing Motion has been in good faith and at arms-length and without intent to hinder, to delay or to defraud the Debtors, any creditor of the Debtors or Reorganized Wherehouse. Entering into the Working Capital Facility Documents is in the best interests of the Debtors, the creditors of the Debtors, Reorganized Wherehouse and their respective estates and is necessary for the implementation of the Plan, and the transactions contemplated under the Working Capital Facility Documents shall be deemed to have been entered into in good faith and for good and valuable consideration. The execution of the Working Capital Facility Documents by Reorganized Wherehouse complies with Section 364 of the Bankruptcy Code, and Congress is a good faith lender within the meaning of and subject to the protections and benefits of
Section 364(e) of the Bankruptcy Code.

     47. The Debtors, Reorganized Wherehouse, Congress and all other parties in interest (including, but not limited to A&S and the A&S Released Parties) will be acting in good faith if they proceed to consummate the Plan and the agreements, settlements, transactions and transfer contemplated thereby and to take the action authorized by this action, notwithstanding an appeal of this Order, so long as no stay was issued pending appeal, even if they act with knowledge of the pendency of that appeal.

     48. The primary purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

     49. Based on the Debtors' relative financial positions, historic manner of operation, treatment of the Debtors by their creditors and for the other reasons set forth in the Disclosure Statement, substantive consolidation of the Debtors is appropriate, fair and equitable and non-discriminatory to all Holders of Claims and Interests.

     50. Reorganized Wherehouse constitutes a "successor to the debtor" for purposes of Sections 1123, 1129 and 1145 of the Bankruptcy Code.

          Now, upon the motion of the Debtors and after due deliberation, the Court hereby ORDERED, ADJUDGES AND DECREES
THAT:

          1. The findings of facts and the conclusions of law set forth above are hereby incorporated and shall be, and hereby are, an order of this Court.

          2. The Plan is hereby (a) incorporated herein by reference as if fully set forth at length and (b) confirmed in all respects; to the extent there is any conflict between the Plan and this Order, the terms of the Plan shall control.

          3.   The Rouse Objection is overruled.  All withdrawn
Objections are hereby deemed withdrawn with prejudice.  All
Objections that have not been withdrawn, determined to be moot, or otherwise disposed of, are overruled.

          4. The record of the Confirmation hearing is hereby closed, except to the extent Vote Change Affidavits are submitted by Holders of Senior Subordinated Note Claims.

          5. Any and all Vote Change Affidavits are hereby approved pursuant to Bankruptcy Rule 3018, and such votes are changed to acceptances of the Plan.

          6. The Debtors and Reorganized Wherehouse (and their respective officers) and all parties in interest herein are hereby authorized, empowered and directed to take, or cause to be taken, any and all actions, and to execute all documents, which may be required, necessary or appropriate to enable them to consummate this Order, implement effectively the provisions of the Plan and all transactions related thereto, including, without limitation, those acts specifically authorized herein.

          7. Reorganized Wherehouse is authorized and directed to execute the New Certificate of Incorporation, substantially in the form of Exhibit C to the Plan, and to file the New Certificate of Incorporation with the Secretary of State of Delaware, and the New Certificate of Incorporation is approved in all respects.

          8. Reorganized Wherehouse is authorized and directed to adopt the New Bylaws substantially in the form of Exhibit B to the Plan, and the New Bylaws are approved in all respects.

          9.   The Warrant Agreements, as set forth in
Exhibits E, F and G to the Plan are approved in all respects.

          10. Reorganized Wherehouse is authorized and directed to execute the Warrant Agreements, and upon execution and delivery of the Warrant Agreements in accordance with the Plan, the Warrant Agreements shall be the legal, valid and binding obligations of Reorganized Wherehouse, enforceable against Reorganized Wherehouse in accordance with their terms, and the Warrants shall be the legal, valid and binding obligations of Reorganized Wherehouse, enforceable against Reorganized Wherehouse in accordance with the terms of the Warrant Agreements.

          11. Reorganized Wherehouse is authorized to issue the Warrants.

          12. Reorganized Wherehouse is authorized to issue the shares of New Common Stock provided for in the New Certificate of Incorporation, including, without limitation, the number of shares to be issued pursuant to the Plan, the number of shares issuable upon exercise of the Warrants and the number of shares issuable upon exercise of any management options.

          13.  In accordance with the Plan, on the Effective
Date: (i) the Chapter 11 Case and Estate of Holdings shall be, and hereby are, substantively consolidated with and into the Chapter 11 Case and Estate of Wherehouse, (ii) any and all Claims against Holdings shall be, and hereby are, deemed to be Claims against Wherehouse, and (iii) any and all Claims against Holdings and Wherehouse shall be, and hereby are, satisfied in accordance with the terms of the Plan.

          14. On the Effective Date and pursuant to the substantive consolidation effected by the Plan, (i) any and all Claims between the Debtors shall be, and hereby are, extinguished, (ii) any and all Interests in Wherehouse of which Holdings is the Holder shall be, and hereby are, cancelled, and
(iii) any Claim against one of the Debtors which the other Debtor has guaranteed or as to which the other Debtor is liable, jointly or otherwise, shall be, and hereby are, disallowed and extinguished as necessary to avoid duplication and so as to result in one Claim against the consolidated Debtors.

          15. On the Effective Date, all of the property of the Estates remaining after giving effect to the substantive consolidation pursuant to Sections 9.01, 9.02 and 9.03 of the Plan shall be, and hereby is, deemed transferred to Reorganized Wherehouse (except (i) the New Common Stock and Warrants and all other consideration delivered to the Estates by Reorganized Wherehouse pursuant to the Asset Purchase Agreement and (ii) any property of the Estates that is transferred to any other Entity on or prior to the Effective Date or that is abandoned or Causes of Action that are being released pursuant to the Plan), and title to all property so transferred to Reorganized Wherehouse shall pass to Reorganized Wherehouse on the Effective Date on the terms and conditions set forth in the Asset Purchase Agreement, free and clear of all Claims, all liens securing Claims and all Interests, except any lien preserved under Section 5.03(a) of the Plan. Reorganized Wherehouse shall not be liable or responsible for any Claim against the Debtors or the Estates or any obligation of the Debtors or the Estates except as expressly assumed by Reorganized Wherehouse in the Asset Purchase Agreement or pursuant to the Plan. Reorganized Wherehouse shall be, and hereby is, deemed the successor to the Debtors for the purposes of Sections 1123, 1129 and 1145 of the Bankruptcy Code.

          16.  The transfer of assets pursuant to the Asset
Purchase Agreement and the Plan is hereby approved in all respects.

          17. The Debtors and Reorganized Wherehouse are authorized and directed to execute and deliver the Asset Purchase Agreement, substantially in the form of Exhibit A to the Plan, and upon execution and delivery, the Asset Purchase Agreement shall be the legal, valid and binding obligation of the Debtors and Reorganized Wherehouse enforceable against the Debtors and Reorganized Wherehouse in accordance with its terms. Reorganized Wherehouse is a good faith purchaser within the meaning of, and subject to the protections and benefits of Section 363(m) of the Bankruptcy Code.

          18. After the Plan becomes effective, the Estates shall be liquidated in accordance with the Plan and applicable law. Subject to any further order of the Bankruptcy Court, Reorganized Wherehouse shall act as liquidating agent of and for the Estates from and after the Effective Date and as such is hereby both authorized and obligated, as agent for and on behalf of the Estates, to admit, object to or contest any and all Claims, to defend, protect and enforce any and all rights and interests, to make any and all distributions required or permitted to be made under the Plan, to file any and all reports, requests for relief or opposition thereto, and to take any and all other actions necessary or appropriate to implement the Plan or to wind up the Estates in accordance with applicable law and hereby is authorized to pay (from its own funds and without any right of contribution or reimbursement as against the Estates) any and all claims, liabilities, losses, damages, costs and expenses incurred in connection therewith or as a result thereof, including all fees and expenses of its professionals accruing from and after the Confirmation Date without any application to the Bankruptcy Court. Reorganized Wherehouse is not entitled to receive any compensation or indemnification whatsoever from the Estates for its services as such liquidating agent or in respect of any such claims, liabilities, losses, damages, costs or expenses.

          19. A&S and each A&S Holder shall be, and hereby is deemed to be, reciprocally bound by the provisions of Section
12.05 of the Plan and shall constitute a Release Obligor for the purposes of Section 12.05 of the Plan.

          20. The settlements of claims and defenses comprising and included in the Plan, including the settlement of the amount of the Senior Lender Secured Claims, the releases set forth in
Section 12.04 of the Plan, the releases of the Release Obligors set forth in Section 12.05 of the Plan, the settlement of the Acquisition Related Causes of Action pursuant to Section 12.09 of the Plan and the Deferred Purchase Price Settlement set forth in
Section 12.10 of the Plan, are hereby approved pursuant to Bankruptcy Rule 9019(a) as just, equitable, reasonable, non-discriminatory and good faith compromises of the controversies and Claims resolved by such settlements, and such settlements are binding on all entities affected thereby.

          21.  (i) The McMahan Settlement described in Section
12.10 of the Plan is hereby approved, (ii) A&S is authorized to make the payments to settle such action pursuant to a draw on the 1992 Merger Agreement Letter of Credit, under the terms and conditions set forth in Section 12.10 of the Plan and the McMahan Settlement, and the Effective Date of the Plan shall constitute an Event of Default under Section 8.3(a)(v)(A) of the 1992 Merger Agreement for the sole purposes of (x) authorizing A&S to draw immediately on the 1992 Merger Agreement Letter of Credit to make the Settlement Payment and to consummate the McMahan Settlement, notwithstanding, among other things, the "Stipulation Granting Relief from the Automatic Stay to Permit Certain Litigation Related to the 1988 Merger to Proceed to Judgment but Excluding any Enforcement Thereof," entered on July 30, 1996, (y) authorizing A&S to draw immediately on the 1992 Merger Agreement Letter of Credit and collect and retain the entire amount remaining after making the Settlement Payment and the payments required under the McMahan Settlement and (z) authorizing A&S to receive and retain all proceeds from the "Escrow Funds" (as that term is defined in the Escrow Agreement dated as of June 11, 1992 by and among A&S, Holdings and Chase Manhattan Bank, N.A.), if any (the proceeds described in clauses (y) and (z) constituting the "Letter of Credit Proceeds"), (iii) A&S is authorized to pay all litigation costs and expenses (including, without limitation, fees and expenses for attorneys and witnesses) related to the Actions (as defined in the McMahan Settlement) and to distribute immediately all Letter of Credit Proceeds to the A&S Holders without further application to or order of the Court, (iv) the Debtors are directed (after presentation by A&S of the 1992 Merger Agreement Letter of Credit for cancellation, which shall occur after receipt by A&S of all Letter of Credit Proceeds) to deliver to Bankers Trust Company, as the issuing bank of the 1992 Merger Agreement Letter of Credit, a certificate in the form attached as Annex B to the 1992 Letter of Credit Agreement designating A&S as the person to which any positive balance in the Notional Funding Account-Principal and the Notional Funding Account-Interest (in each case as defined in the 1992 Letter of Credit Agreement) and net of any Letter of Credit Charges (as defined in the 1992 Letter of Credit Agreement) shall be refunded upon final reconciliation of such accounts, (v) Bankers Trust Company, as the issuing bank of the 1992 Merger Agreement Letter of Credit, is directed to honor any properly presented drawing certificate (in the form of Exhibit "A" to the 1992 Merger Agreement Letter of Credit) under the 1992 Merger Agreement Letter of Credit, and not to reduce or withhold any (or otherwise interfere in any way with A&S's right to receive) the Letter of Credit Proceeds, other than deducting any Letter of Credit Charges from the refunds as provided by clause (iv) above, and
(vi) upon and subsequent to the entry of this Order (x) neither the Debtors nor Reorganized Wherehouse shall submit a Decrease Certificate (as defined in the 1992 Letter of Credit Agreement),
(y) A&S shall be responsible for all fees and costs of Litigation Counsel (as defined in the 1992 Merger Agreement) not previously paid by the Debtors (including, without limitation, any holdbacks from the interim statements previously submitted to the Debtors), and (z) neither the Debtors nor Reorganized Wherehouse shall pay any additional fees or costs of Litigation Counsel (as defined in the 1992 Merger Agreement).

          22. The Debtors and Reorganized Wherehouse are authorized to take such action as reasonably requested by A&S to assist in obtaining (i) the Letter of Credit Proceeds and (ii) an order of the United States District Court approving the McMahan Settlement; provided that the Debtors shall not be required to take any action that would result in any Claim against the Estates or any other liability to the Debtors, the Estates or Reorganized Wherehouse.

          23. The BT Adversary Proceeding shall be, and hereby is, deemed dismissed with prejudice on the Effective Date, with each party to bear its own costs.

          24. The Adversary Proceeding captioned United States Trust Company of New York and the Official Committee of Unsecured Creditors v. Cerberus Partners, L.P., et al, Adversary Proceeding No. A-96-182, shall be, and hereby is, deemed dismissed with prejudice on the Effective Date, with each party to bear its own costs.

          25.  The terms and the conditions of the Working
Capital Facility and the Working Capital Facility Documents on substantially the terms set forth in the Post-Confirmation Financing Motion are hereby approved in all respects.
Reorganized Wherehouse is authorized, without further approval by the Court, its board of directors or its shareholders but subject to the approval of the Trade Committee with respect to the intercreditor agreement to be entered into by Congress and certain suppliers of Reorganized Wherehouse and the covenants of the Working Capital Facility Documents, to execute and to deliver all definitive documentation relating to the Working Capital Facility, including without limitation, the Working Capital Facility Documents, and upon the execution thereof by Reorganized Wherehouse, the Working Capital Facility Documents shall constitute the legal, valid and binding obligations of Reorganized Wherehouse, enforceable against Reorganized
Wherehouse in accordance with their respective terms and are entered into for good and valuable consideration, including the benefits of the Plan. Upon the entry of this Order, the Debtors are authorized to pay immediately to Congress $75,000 as a non-refundable commitment fee to be applied to the $150,000 closing fee to be paid in connection with the Working Capital Facility. The remainder of any fees and/or deposits shall be paid pursuant to the terms and conditions of the Working Capital Facility Documents. Nothing contained in this Order or the Plan shall release, adversely modify or impair the enforceability or priority of any obligation or lien entered into or created in connection with the Working Capital Facility Documents. Congress is a good faith lender within the meaning of and subject to the protections and benefits of Section 364(e) of the Bankruptcy Code.

          26. The liens and the security interests to be granted by Reorganized Wherehouse in favor of Congress under the Working Capital Facility Documents shall be, and hereby are, deemed perfected, first priority liens on the Effective Date, and shall be senior to any and all liens granted by Reorganized Wherehouse, except as otherwise permitted in the Working Capital Facility Documents.

          27. If the Confirmation Order is reversed or modified and the Debtors resume operations as debtors in possession, subject to a Chapter 11 trustee, or if following such reversal or modification the case is converted to Chapter 7, then the Debtors shall be obligated for their debt to Congress, including that debt evidenced by the Working Capital Facility Documents, and Congress shall, and hereby does, have a first and superpriority lien, security interest and administrative claim pursuant to Sections 503(b), 507(b) and 364(c) and (d) of the Bankruptcy Code in all of the Debtors' present and future inventory and all proceeds (including accounts) therefrom, all general intangibles and all of the Debtors' and the Estates' unencumbered assets and the proceeds therefrom.

          28. If the Confirmation Order is reversed or the Plan is later modified in a manner that affects the rights, liens or priorities of Congress, the Holders of the Senior Lender Claims shall deliver to Congress subordination agreements in form and substance satisfactory to Congress.

          29. The liens, security interest and administrative priorities granted to Congress shall be, and hereby are, irrevocably in full force and effect without subsequent modification.

          30. Notwithstanding any other provision of this Order or the Plan, Reorganized Wherehouse shall repay in full in cash, not later than the Effective Date, all loans made and any other amounts owed under the Debtor-In-Possession Credit Agreement, dated as of September 25, 1995, as amended, by and among the Debtors, certain lenders and Bankers Trust Company, individually and as Agent for such lenders.

          31. Pursuant to Article 7.02 of the Plan, and in accordance with Sections 365 and 1123(b)(2) of the Bankruptcy Code, the Debtors are hereby authorized to assume and to assign to Reorganized Wherehouse those unexpired leases and executory contracts set forth on the Schedule of Assumed Contracts (except the lease of store No. 506 with Encino Valley Shopping Center, which is the subject of a pending motion to assume).

          32. Any unexpired lease or executory contract assumed by the Debtors at any time during the pendency of the Chapter 11 Cases (and not otherwise assigned) shall be assigned to and assumed by Reorganized Wherehouse, unless prior to the Effective Date the Debtors, with the Bank Agent's approval, elect that such lease or contract shall be assigned to and assumed by another Entity. Any assignment of such leases or contracts is hereby approved pursuant to Section 365 of the Bankruptcy Code.

          33. Any unexpired lease or executory contract that has not been expressly rejected or assumed by the Debtors with the Bankruptcy Court's approval on or prior to the Effective Date shall be deemed to have been rejected by the Debtors as of the Effective Date unless there is then pending before the Bankruptcy Court a motion to assume such unexpired lease or executory contract (any contracts so rejected, the "Rejected Contracts"). The rejection of the Rejected Contracts is hereby approved pursuant to Section 365 of the Bankruptcy Code.

          34. As to any leases or executory contracts assumed hereunder, unless a statement as to the amount of a party's claim under Section 365(b) of the Bankruptcy Code (the "Cure Amount") is filed with the Court on or before December 31, 1996, the Cure Amounts for such leases and contracts shall be, and hereby are, deemed to have been satisfied in full upon the payment by the Debtors on the Effective Date of any Cure Amount set forth in the Notice of Section 365(b) Payment mailed to such party on or about December 17, 1996, or any amendment thereof. If a party timely files with the Court a statement as to the amount of such party's Cure Amount and such Cure Amount is disputed by the Debtors, the requirements of Section 365(b) of the Bankruptcy Code shall be, and hereby are, deemed to have been satisfied in full upon the payment by the Debtors of the Allowed amount of such party's Cure Amount promptly after the Court's determining the Allowed amount of such Cure Amount. All other requirements of Section 365 with respect to the assumption of such leases and contracts shall be, and hereby are, deemed to have been satisfied upon entry of this Order.

          35. Claims, if any, arising from the rejection of the Rejected Contracts shall be filed within thirty (30) days after the entry of this Order or be forever barred from enforcement or assertion in the Court or any other court. The Debtors shall forthwith provide notice of rejection to the non-debtor parties to the Rejected Contracts and of their requirement to file a proof of claim pursuant to this paragraph.

          36. On the Effective Date, the Prepetition Loan Documents, including all notes and other instruments outstanding thereunder or issued pursuant thereto and all obligations of the Debtors or the Estates thereunder or in respect thereof, the Senior Subordinated Notes and the Senior Subordinated Note Indenture and all obligations of the Debtors or the Estates thereunder or in respect thereof, the Convertible Subordinated Debentures and the Convertible Subordinated Debenture Indenture and all obligations of the Debtors or the Estates thereunder or in respect thereof, and all Interests shall be, and hereby are, cancelled and discharged and fully satisfied by confirmation of the Plan and the distributions to be made pursuant to the Plan; provided, however, that the 1992 Merger Agreement Letter of Credit shall not be cancelled and the rights of the Debtors under 1992 Merger Agreement Letter of Credit (if any) and the 1992 Letter of Credit Agreement shall be governed by Section 12.10 of the Plan.

          37. Except as otherwise provided in the Plan, distributions in respect of Claims that, on the Effective Date, are Allowed Claims shall be made by Reorganized Wherehouse (or its designee) on or as promptly as practicable after the Effective Date. Distributions in respect or as a result of Claims Allowed after the Effective Date shall be made as soon as practicable after such Claim becomes Allowed.

          38. Any party in interest may object to an Impaired Claim, except a Claim that is Allowed as set forth in the Plan. Any such objection must be filed and served no later than the later of (a) the 60th day following the Effective Date, (b) 30 days after the filing of the proof of claim of such Claim, or (c) any later day set by order of the Bankruptcy Court, which the Debtors or Reorganized Wherehouse may request on an ex parte basis. Only Reorganized Wherehouse may object to Claims that are not Impaired. Objections to Claims, except Claims that are Allowed pursuant to the Plan, may be filed and served by Reorganized Wherehouse at any time on or prior to the applicable dates set forth above. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Wherehouse shall litigate the merits of each Disputed Claim until it is abandoned by the Holder, determined by Final Order or compromised and settled by the Debtors or Reorganized Wherehouse, subject to any required approval of the Bankruptcy Court. No payments or distributions shall be made in respect of any Disputed Claim.

          39. Only those Holders of record of Claims as of the close of business on the date of entry of this Order shall be entitled to receive distributions under the Plan.

          40. As of the Effective Date, the confirmation of the Plan shall (i) discharge the Debtors, the Estates and Reorganized Wherehouse from any debt that arose before the Confirmation Date, any debt of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, all Claims treated in the Plan, all contingent and unliquidated liability of every type and description to the fullest extent discharge of such liabilities is permitted under the Bankruptcy Code, and all other Claims against either or both of the Debtors or the Estates that were outstanding, accrued or existing, or might reasonably have been asserted, on the Confirmation Date, in each instance whether or not a proof of such Claim is filed or deemed filed, whether or not such Claim is Allowed, and whether or not the holder of such Claim has voted on the Plan, and (ii) terminate all rights and interests of the Holders of all Interests.

          41. On the Effective Date, the distributions and rights provided under the Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date, of all Claims against and Interests in the Debtors and the Estates and of all liens upon any property of the Estates or Reorganized Wherehouse.

          42. This Order shall constitute an injunction restraining any Entity from commencing or continuing any action, suit or proceeding, or employing any process, or otherwise acting, to collect, offset or recover any Claim discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including Sections 524 and 1141 thereof. This Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any Cause of Action against any present or former shareholder, director, officer, employee, attorney or agent of either or both of the Debtors or Reorganized Wherehouse based on, arising from or relating to any failure to pay, or make provision for payment of, any amount payable in respect of any Priority Tax Claim on which the payments due under
Section 3.01 of the Plan have been made or are not yet due under
Section 3.01.

          43. The Debtors' discharge provided in the Plan shall not diminish or impair the enforceability of any insurance policies that may cover claims against the Debtors or any other person or Entity.

          44. The release of Causes of Action pursuant to the Plan shall, pursuant to Section 105 of the Bankruptcy Code, also act as an injunction against any Entity commencing or continuing any action, or acting to collect, offset, or recover any Cause of Action released under the Plan to the fullest extent authorized under the Bankruptcy Code, and the Bankruptcy Court shall retain exclusive jurisdiction over any contested or litigated matters to enforce this injunction.

          45. This Court hereby retains jurisdiction of these proceedings pursuant to and for the purposes of Sections 105(a) and 1127 of the Bankruptcy Code to the fullest extent permitted by law, and shall have such jurisdiction exclusively to the fullest extent permitted by law, including for the purpose of hearing requests for relief and determining disputes related to the issues specified in Section 14.01 of the Plan.

          46.  When the Plan becomes effective as set forth in
Section 13.02 of the Plan, the Official Committee shall cease to exist and its members and employees or agents (including attorneys, investment bankers, financial advisors, accountants and other professionals) shall be, and hereby are, released and discharged from all further authority, duties, responsibilities and obligations relating to, arising from or in connection with the Chapter 11 Cases.

          47. To the fullest extent permitted under Section 1145 of the Bankruptcy Code, the offer and sale of the New Common Stock and the Warrants (and any shares of New Common Stock issued upon exercise of the Warrants) and transactions in such securities shall be and hereby are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or deal in, such New Common Stock or Warrants, and such securities may be resold subject to the limitations contemplated by Section 1145 of the Bankruptcy Code. The offer and sale of the New Common Stock and the Warrants under the Plan is deemed to be a public offering of the New Common Stock and the Warrants.

          48. To the fullest extent permitted under Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtors pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall be, and hereby are, ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

          49. Claims for Administrative Expenses shall become Allowed only as provided in Section 2.01 of the Plan as follows:
(a) an Ordinary Course Administrative Expense or Approved Chapter 11 Liability that is not disputed by Reorganized Wherehouse by written notice given to the claimant prior to the 60th day after the Effective Date shall become Allowed on such day; (b) a Reclamation Claim shall become Allowed only to the extent either
(i) Reorganized Wherehouse and the Holder of the Reclamation Claim agree upon the amount thereof in a stipulation approved by the Bankruptcy Court or (ii) the Holder files with the Bankruptcy Court and serves on Reorganized Wherehouse a motion requesting payment of such Reclamation Claim within 60 days after the Effective Date and a Final Order is entered granting such motion;
(c) a Fee Claim shall become Allowed if allowed or approved by the Bankruptcy Court upon an application filed no later than 60 days after the Effective Date and (d) all other claims for an Administrative Expenses (including Ordinary Course Administrative Expenses and Approved Chapter 11 Liabilities that are disputed by Reorganized Wherehouse as set forth in Section 2.01(a) of the
Plan) shall become Allowed only if the Holder of such Claim files with the Bankruptcy Court and serves on Reorganized Wherehouse, within 60 days after the Effective Date, a motion requesting payment of such Administrative Expense and only if and to the extent such Claim is allowed by the Bankruptcy Court pursuant to a Final Order. Any objections to an application or motion for allowance of an Administrative Expense must be filed and served on Reorganized Wherehouse and the moving party within 30 days after the last date for filing such application or motion. If the Holder of an Administrative Expense fails to file an application or motion within the time required under Section 2.01 of the Plan, such Administrative Expense shall be barred and discharged.

          50. Upon the occurrence of the Effective Date in accordance with the terms of the Plan and this Order, the Debtors shall promptly mail to all creditors and parties in interest with and publish in a newspaper of general circulation in Southern California a notice of entry of this Order and occurrence of the Effective Date, which notice shall set forth, among other things, the date of the Effective Date and the dates for filing applications and motions for the allowance of Administrative Expenses and objections thereto.

          51. The failure to reference or discuss any particular provision of the Plan in this Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan.

Dated:    Wilmington, Delaware
          January 7, 1997


                              /s/ Helen S. Balick
                              -----------------------------
                              Honorable Helen S. Balick
                              United States Bankruptcy Judge